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                                 Exhibit 1.1.2.

                                PROMISSORY NOTE

DATE OF NOTE:            April 30, 2004

PRINCIPAL AMOUNT:        $3,000,000(U.S.)

MATURITY DATE:           November 1, 2004

INTEREST RATE:           3.00%

MAKER:                   Paul Marshall

MAKER'S ADDRESS:         As designated by Maker

PAYEE:                   Morgan Beaumont, Inc., a Florida corporation

PAYEE'S ADDRESS:         As designated by Payee

         FOR VALUE RECEIVED, the undersigned and if more than one, jointly and severally ("Maker") does hereby covenant and promise to pay to the order of the Payee or to its successors and assigns, at the Payee's Address or at such other place as the Payee may designate to Maker in writing from time to time, in legal tender of the United States, the Principal Amount, together with interest from the date hereof computed at the Interest Rate on the unpaid balance of the Principal Amount at the times and in the amounts set forth herein.

         1. PAYMENT SCHEDULE. The Maker shall pay principal and accrued interest to the Payee pursuant to the following schedule:

               Date of Payment               Payment Amount
               ---------------               --------------
               June 1, 2004                  $250,000
               July 1, 2004                  $350,000
               August 1, 2004                $400,000
               September 1, 2004             $500,000
               October 1, 2004               $500,000
               November 1, 2004              Any unpaid balance

         2. MATURITY DATE. On the Maturity Date, the entire unpaid principal balance, if any, together with accrued and unpaid interest shall be due and payable in full. ACCORDINGLY, A SUBSTANTIAL BALLOON PAYMENT MAY BE DUE.

         3. DEFAULT. The occurrence of any one or more of the following conditions shall each and all constitute an Event of Default under this Note if Maker shall default in any payment of the principal of or interest on this Note on the due date thereof, whether at maturity, by acceleration or otherwise (without any requirement for notice of default from Payee to Maker).

         4. LATE PAYMENT FEE, ACCELERATION, ETC. If a payment is late, Maker may be charged five percent (5%) of such payment as a late payment charge. A payment which is not received on the due date shall be deemed late. Further, if an Event of Default shall occur, then the entire principal balance and accrued and unpaid interest thereon shall become due an payable at once or thereafter, at the option of the holder of this Note, without notice to or demand upon Maker. Failure to exercise these options shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

         5. COSTS OF COLLECTION, ETC. Maker agrees that it shall pay all taxes, costs, expenses and reasonable attorneys' fees, imposed upon this Note or incurred by the Payee in connection with any aspect of this Note, including any default as well as any proceedings which may involve this Note, including, without limitation, arbitration, litigation, bankruptcy proceedings, etc. Maker specifically agrees that in the event of any bankruptcy of


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Maker, the Payee shall be entitled to recover all its expenses and reasonable attorneys' fees incurred by the Payee in regard to any bankruptcy proceeding.

         6. INTEREST/DEFAULT INTEREST, ETC. Interest under this Note is computed on the basis of a 365-day year for the actual number of days elapsed. This Note and all sums due hereunder shall bear interest at the highest lawful condition, obligation or provision herein to the contrary, it is the expressed intent of the Payee that no interest, consideration or charge in excess of that permitted in the State of Florida may be accrued, charged or taken or become payable hereunder. In the event it is hereafter determined that the Payee of this Note has taken, charged or reserved interest in excess of that permitted under Florida law, whether due to prepayment, acceleration or otherwise, such excess shall be refunded to Maker or credited against the sums due the Payee hereunder.

         7. COLLATERAL. This Note is not accrued.

         8. LIABILITY. Payee shall not be required first to institute any suit, or to exhaust any of its remedies against Maker or any other person or party liable or to become liable hereunder, in order to enforce payment of this Note, Maker or any other party liable hereunder may be released by Payee from any or all liability under this Note and such release shall in no way affect or modify the liability of the remaining parties hereto. Each and every Maker hereby consents and agrees that he is bound, jointly and severally, under the terms hereof and is subject to all of the provisions set forth herein, and further consents and agrees that any Maker may be sued by Payee without joining any other Maker, whether primarily or secondarily liable.

         9. AMENDMENTS TO NOTE. This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         10. WAIVER OF PRESENTMENT, ETC. All parties to this Note, whether Maker, endorser, surety, or guarantor, hereby waive all rights of homestead exemption, and of presentment for payment, demand, protest, notice of protest and notice of dishonor, and expressly agree jointly and severally to remain and continue bound for the payment of the principal and interest provided for by the terms of this Note, notwithstanding any extensions of the time for the payment of said principal or interest, or any changes in the amounts agreed to be paid under this Note, or any changes, releases, surrender, or substitution of any collateral held as security for this Note, and waive all and every kind of notice of such extension or extensions, change or changes, and agree that the same may be made without the joinder of Maker.

         11. DOCUMENTARY STAMP TAXES. Documentary stamp taxes have been paid for this Note or it is exempt.

         12. LAW GOVERNING. The provisions of this Note shall be construed and interpreted in accordance with and all rights and obligations of the parties hereunder governed by the internal laws of the State of Florida (without regard to principals of conflicts of law).

                                             MAKER

                                             /s/ Paul Marshall
                                             -----------------------------------
                                             Paul Marshall